Exhibit 10.9

INDEMNIFICATION AGREEMENT

This Agreement is made as of the _____ day of _______ 2005, by and between Tier Technologies, Inc., a Delaware corporation (the “Corporation”), and _______________ (the “Indemnitee”), an officer or key employee of the Corporation.

WHEREAS, it is essential to the Corporation to retain and attract as officers and key employees the most capable persons available, and

WHEREAS, the Corporation succeeded to all of the business, properties, assets and liabilities of its sole stockholder, Tier Technologies, Inc., a California corporation (“Tier California”), by means of a merger (the “Re-incorporation Merger”) of Tier California with and into the Corporation, and

WHEREAS, Tier California and the Indemnitee previously entered into an indemnification agreement governed by California law (the “California Agreement”), and

WHEREAS, as of the effective date of the Re-incorporation Merger, the Corporation and the Indemnitee desire that this Agreement shall govern events occurring on or after the effective date of the Re-incorporation Merger and the California Agreement shall remain in full force and effect only with respect to events occurring prior to the effective date of the Re-incorporation Merger, and

WHEREAS, the Corporation desires the Indemnitee to serve, or continue to serve, as a director or officer of the Corporation.

NOW THEREFORE, the Corporation and the Indemnitee do hereby agree as follows:

1.    Agreement to Serve.  The Indemnitee agrees to serve or continue to serve as a director or officer of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders a resignation in writing.

2.    Definitions.  As used in this Agreement:

 (a)  The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

 (b)  The term “Corporate Status” shall mean the status of a person who is or was a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

 (c)  The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against Indemnitee or amounts paid in settlement in connection with such matters.

 (d)  References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

3.    Indemnification in Third-Party Proceedings.  Subject to Paragraph 26 of this Agreement, the Corporation shall indemnify the Indemnitee in accordance with the provisions of this Paragraph 3 if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor) by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolocontendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

4.    Indemnification in Proceedings by or in the Right of the Corporation.  Subject to Paragraph 26 of this Agreement, the Corporation shall indemnify the Indemnitee in accordance with the provisions of this Paragraph 4 if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses actually and reasonably incurred and, to the extent permitted by law, amounts paid in settlement by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Paragraph 4 in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.

5.    Exceptions to Right of Indemnification.  Notwithstanding anything to the contrary in this Agreement, except as set forth in Paragraph 10, the Corporation shall not indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this Agreement, the Corporation shall not indemnify the Indemnitee to the extent the Indemnitee is reimbursed from the proceeds of insurance or otherwise receives payment of any amounts indemnifiable hereunder under any contract, agreement or otherwise, and in the event the Corporation makes any indemnification payments to the Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance or otherwise receives payment of any amounts indemnifiable hereunder under any contract, agreement or otherwise, the Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement or other payments.

6.    Indemnification of Expenses of Successful Party.  Subject to Paragraph 26 of this Agreement, but notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, the Indemnitee shall be indemnified against all Expenses incurred by or on behalf of the Indemnitee in connection therewith.  Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

7.    Notification and Defense of Claim.

            (a) Indemnitee shall notify the Corporation promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Corporation’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Corporation is thereby actually so prejudiced.

         (b) Subject to the provisions of the last sentence of this Section 7(b) and of Section 7(c) below, the Corporation shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Corporation shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 7(a) above.  After notice from the Corporation to the Indemnitee of its election so to defend the Indemnitee, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided in the last sentence of this Section 7(b) and in Section 7(c) below.  The Corporation shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.

            (c) Notwithstanding the provisions of Section 7(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon advice of counsel approved by the Corporation, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the Corporation in such Proceeding, (ii) Indemnitee reasonably concludes, based upon advice of counsel approved by the Corporation, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Corporation, or (iii) if the Corporation fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Corporation, which shall not be unreasonably withheld, at the expense of the Corporation.

8.    Advancement of Expenses.  Subject to the provisions of Paragraphs 9 and 26 of this Agreement, in the event that the Corporation does not assume the defense pursuant to Paragraph 7 of this Agreement of any Proceeding of which the Corporation receives notice under this Agreement, any Expenses incurred by or on behalf of the Indemnitee in defending such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that notwithstanding anything herein to the contrary the payment of such Expenses incurred by or on behalf of the Indemnitee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking, in substantially the form set forth on Exhibit A hereto, by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Agreement.  Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make repayment.

9.    Procedure for Indemnification.  In order to obtain indemnification or advancement of Expenses pursuant to Paragraphs 3, 4, 6 or 8 of this Agreement, the Indemnitee shall submit to the Corporation a written request.  Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation, pursuant to the last sentence of this Section 9, determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Paragraph 3 or 4, as the case may be.  Such determinations as to indemnification, the advancement of Expenses and any determination that advanced Expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

10.    Remedies.  The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction.  Unless otherwise required by law, the burden of proving that indemnification or the advancement of Expenses is not appropriate shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Paragraph 9 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (of the type described in the definition of “Expenses” in Paragraph 2(c)) reasonably incurred in connection with successfully establishing the Indemnitee’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

11.    Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Indemnitee is entitled.

12.    Subrogation.  In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

13.    Term of Agreement.  This Agreement shall commence upon the effective date of the Re-incorporation Merger, and shall continue until and terminate upon the later of (a) six years after the date that the Indemnitee shall have ceased to serve as a director or officer of the Corporation or, at the request of the Corporation, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or (b) the final termination of all Proceedings pending on the date set forth in clause (a) in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Paragraph 10 of this Agreement relating thereto.

14.    Indemnification Hereunder Not Exclusive.  The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Indemnitee’s Corporate Status and as to action in another capacity while holding office for the

Corporation.  Nothing contained in this Agreement shall be deemed to prohibit the Corporation from purchasing and maintaining insurance, at its expense, to protect itself or the Indemnitee against any expense, liability or loss incurred by it or the Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Indemnitee would be indemnified against such expense, liability or loss under this Agreement.

15.    No Special Rights.  Nothing herein shall confer upon the Indemnitee any right to continue to serve as an officer or director of the Corporation for any period of time or at any particular rate of compensation.

16.    Savings Clause.  If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

17.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

18.    Successors and Assigns.  This Agreement shall be binding upon the Corporation and its successors and assigns, and shall inure to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

19.    Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.    Modification and Waiver.  This Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

21.    Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

   (a)  if to the Indemnitee, to:[  ]

   (b)  if to the Corporation, to:

Tier Technologies, Inc
10780 Parkridge Boulevard, 4th Floor
Reston, Virginia 20191
Attention:  General Counsel

Telephone: 571-382-1090
Fax: 571-382-1385

or to such other address as may have been furnished to the Indemnitee by the Corporation or to the Corporation by the Indemnitee, as the case may be.

22.     Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.  The Indemnitee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect on the date hereof, at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or in effect at the time such indemnification or reimbursement or advancement of Expenses is sought.  Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Indemnitee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.

23.     Enforcement.  The Corporation expressly confirms and agrees that it has entered into this Agreement in order to induce the Indemnitee to continue to serve as an officer or director of the Corporation, and acknowledges that the Indemnitee is relying upon this Agreement in continuing in such capacity.

24.     Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supercedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Indemnitee’s rights under Delaware law or the Corporation’s Certificate of Incorporation or By-Laws.

25.     Consent to Suit.  In the case of any dispute under or in connection with this Agreement, the Indemnitee may only bring suit against the Corporation in the Court of Chancery of the State of Delaware.  The Indemnitee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Indemnitee hereby waives any claim the Indemnitee may have at any time as to forum non conveniens with respect to such venue.  The Corporation shall have the right to institute any legal action arising out of or relating to this Agreement in any court of competent jurisdiction.  Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.

26.     Application of the California Agreement.  Upon the effective date of the Re-incorporation Merger, the California Agreement shall cease to govern with respect to the Indemnitee’s Corporate Status or any action alleged to have been taken or omitted in connection therewith (collectively, the “Indemnifiable Events”) on or after the effective date of the Re-incorporation Merger and shall remain in full force and effect only with respect to Indemnifiable Events that occurred prior to the effective date of the Re-incorporation Merger.  Upon the effective date of the Re-incorporation Merger, this Agreement shall govern all Indemnifiable Events occurring on or after such effective date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Attest:	TIER TECHNOLOGIES, INC.
By: __________________________	By: ________________________
Name: __________________________	Name: ________________________
Title: ________________________
INDEMNITEE:
______________________________ Name: ________________________

EXHIBIT A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of Tier Technologies, Inc.

Re:  Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated the ___ day of ______________, 200__, by and between Tier Technologies, Inc. (the "Company") and the undersigned Indemnitee (the "Indemnification Agreement"), pursuant to which I am entitled to advance of expenses in connection with [Description of Proceeding] (the "Proceeding").

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity.  In consideration of the advance of Expenses by the Company in connection with the Proceeding (the "Advanced Expenses"), I hereby agree that if, in connection with the Proceeding, it is ultimately determined that I am not entitled to be indemnified, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 11 of the Indemnification Agreement.  To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Expenses shall be allocated on a reasonable basis.

IN WITNESS WHEREOF, I have executed this Undertaking on this ___ day of ____________________, 200__.

WITNESS:

____________________________                                                                                                                     _____________________________(SEAL)